SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 21, 2009

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 21, 2009, the Registrant accepted the resignation of Donald A. McAfee, Ph.D. as a member of the Board of Directors of the Registrant. Dr. McAfee’s resignation did not result from a disagreement with the Registrant, as such term is defined in 17 CFR 240.3b-7, relating to the Registrant’s operations, policies or practices. In regard to Dr. McAfee’s resignation, Richard J. Freer, Ph.D., Chief Operating Officer, stated “On behalf of the Board of Directors and our shareholders, management, and staff, I thank Dr. McAfee for his insights and hard work on behalf of Commonwealth Biotechnologies, Inc. and wish him the best in his future endeavors.”

On January 23, 2009, the Registrant appointed Mr. Eric Tao, Director and Chief Investment Officer of AGI Capital Group, Inc., to the Registrant’s Board of Directors.

Mr. Tao graduated from Pomona College in 1989 and the University of California Hastings College of Law in 1995. In addition to his position with AGI Capital Group, Inc., Mr. Tao also serves as a member of the Board of Directors of Avant Housing, Hukilau, LLC, the Hawaii Chamber of Commerce of Northern California and the San Francisco YB Community Benefit District.

There is no arrangement or understanding between Mr. Tao and any other person, pursuant to which Mr. Tao was selected as a director.

Mr. Tao will serve on committees of the Board of Directors, however, those committee assignments have yet to be determined.

The Registrant has not participated nor has it proposed participation in any transactions involving an amount in excess of $120,000, and in which Mr. Tao had or will have a direct or indirect material interest.

There is no material plan, contract, arrangement, grant or award to which Mr. Tao is a party or in which he participates or any material amendment in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Richard J. Freer, Ph.D.
Chief Operating Officer

Dated: January 27, 2009